Exhibit 10.1

AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated January 4, 2007 is by and among Reptron Electronics, Inc. (“Borrower”) and Wachovia Bank, National Association, as successor by merger with Congress Financial Corporation (Florida), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined), acting for and on behalf of the parties thereto as lenders (in such capacity, “Agent”), and the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”).

WITNESSETH:

WHEREAS, Borrower has entered into financing arrangements pursuant to which Agent and Lenders have made and may make loans and advances to Borrower as set forth in the Loan and Security Agreement, dated February 3, 2004, by and among Agent, Lenders and Borrower (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and other agreements, documents and instruments referred to therein or at any time executed or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, Borrower has requested certain amendments to the Loan Agreement and Agent and Lenders are willing to agree to such amendments, subject to the terms and conditions contained herein. By this Amendment, Agent, Lenders and Borrower desire and intend to evidence such amendments.

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree, covenant and warrant as follows:

SECTION 1. DEFINITIONS

1.1 Amendments to Definitions.

(a) Section 1.6 of the Loan Agreement, the definition of “Applicable Margin”, is hereby amended and restated in its entirety as follows:

“1.6 “Applicable Margin” “Applicable Margin” shall mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Debt Service Coverage Ratio as of the last day of the immediately preceding fiscal quarter (which ratio (a) for the fiscal quarter ending December 31, 2006, shall be calculated based on the immediately preceding fiscal quarter, (b) for the fiscal quarter ending March 31, 2007, shall be calculated based on the two (2) immediately preceding fiscal quarters, (c) for the fiscal quarter ending June 30, 2007, shall be calculated based on the three (3) immediately preceding fiscal quarters, and (d) for the fiscal quarter ending September 30, 2007 and for each fiscal quarter thereafter, shall be calculated based on the four (4) immediately preceding fiscal quarters) is at or within the levels indicated for such percentage:

	Debt Service Coverage Ratio	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin
Tier 1	Greater than or equal to 1.50 to 1.00	0%	2 1/4%
Tier 2	Greater than or equal to1.25 to 1.00 but less than 1.50 to 1.00	.25%	2 3/4%
Tier 3	Greater than or equal to 1.00 to 1.00 but less than 1.25 to 1.00	.50%	3%
Tier 4	Less than 1.00 to 1.00	.75%	3%

provided, that, (a) the Applicable Margin shall be calculated and established once each fiscal quarter (commencing with the quarter ending March 31, 2007) and shall remain in effect until adjusted thereafter (if at all) as of the first day of the next fiscal quarter, (b) notwithstanding the Debt Service Coverage Ratio, for each quarter prior to the fiscal quarter ending March 31, 2007, the Applicable Margin be as set forth in Tier 4 of the schedule above;, and (c) if Borrower shall fail to deliver the financial statements, certificates and/or other information required under Section 9.6(a)(ii) by the dates required pursuant to such section, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the first day of the month immediately following the delivery of such financial statements, certificates and/or other information.”

(b) Section 1.11 of the Loan Agreement, the definition of “Borrowing Base”, is hereby amended and restated in its entirety as follows:

“Borrowing Base” shall mean, at any time, the amount equal to:

(a) the lesser of:

(i) the amount equal to: (A) eighty-five percent (85%) of the Net Amount of the Eligible Accounts, plus (B) the lesser of (1) the Inventory Loan Limit or (2) the lesser of (x) forty percent (40%) multiplied by the Value of the Eligible Inventory of Borrower consisting of raw materials or finished goods or (y) eighty-five percent (85%) of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, plus (C) the lesser of (1) the Equipment Loan Limit or (2) up to forty-five percent (45%) of the Net Liquidation Value of Eligible Equipment, or

(ii) the Revolving Loan Limit; minus

(b) Reserves.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible

Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.”

1.2 Section 1.29 of the Loan Agreement, the definition of “Debt Service Coverage Ratio”, is hereby amended and restated in its entirety as follows:

“1.29 “Debt Service Coverage Ratio” shall mean, with respect to Borrower and its Subsidiaries, on a consolidated basis, for any period, the ratio of (a) the amount equal to EBITDA during applicable period immediately preceding the determination date with respect to the calculation of the Fixed Charges to (b) Fixed Charges of Borrower and its Subsidiaries for such applicable period.”

1.3 Section 1.41 of the Loan Agreement, the definition of “Equipment Loan Limit”, is hereby amended and restated in its entirety as follows:

“1.41 “Equipment Loan Limit” shall mean One Million Five Hundred Thousand ($1,500,000) Dollars; provided, that, commencing February 1, 2007 and on the first (1st) day of each successive May, August, November and February thereafter, the Equipment Loan Limit shall be reduced by Two Hundred Fifty Thousand ($250,000) Dollars.”

(a) Section 1.55 of the Loan Agreement, the definition of “Fixed Charges”, is hereby amended and restated in its entirety as follows:

“1.55 “Fixed Charges” for any period shall mean the sum of, without duplication, (a) all Interest Expense, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases (and without duplicating amounts in item (a) of this definition, the interest component with respect to Indebtedness under Capital Leases and accrued interest payable in respect of the Senior Subordinated Notes), plus (c) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” on its balance sheet, whether such expenditures are paid in cash or financed and including that portion of the obligations under Capital Leases that is capitalized on the balance sheet of such Person during such period in accordance with GAAP (“Capital Expenditures”), exclusive, with respect to the Borrower, of Capital Expenditures made with the proceeds of Indebtedness permitted for such purpose hereunder plus (d) cash taxes paid for such period. The foregoing shall not be construed to include principal payments on Indebtedness arising pursuant to revolving loans and advances.”

(b) Section 1.65 of the Loan Agreement, the definition of “Interest Rate”, is hereby amended and restated in its entirety as follows

“1.65 “Interest Rate” shall mean,

(a) Subject to clause (b) of this definition below:

(i) as to Prime Rate Loans, a rate equal to the Applicable Margin plus the Prime Rate,

(ii) as to Eurodollar Rate Loans, a rate equal to the Applicable Margin plus the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the Interest Period selected by Borrower, as in effect three (3) Business Days after the date of receipt by Agent of the request of or on behalf of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower).

(b) Notwithstanding anything to the contrary contained in clause (a) of this definition, the Interest Rate shall mean the rate of two (2%) percent per annum in excess of the per annum rate otherwise in effect pursuant to clause (a) of the definition for both

Prime Rate Loans and Eurodollar Rate Loans, at Agent’s option, without notice, (i) either (A) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (ii) on the Revolving Loans to Borrowers at any time outstanding in excess of the Borrowing Base or the Maximum Credit (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).”

(c) Section 1.75 of the Loan Agreement, the definition of “Maximum Credit”, is hereby amended and restated in its entirety as follows:

“1.75 “Maximum Credit” shall mean the amount of Twenty Million ($20,000,000) Dollars.”

(d) Section 1.99 of the Loan Agreement, the definition of “Revolving Loan Limit”, is hereby amended and restated in its entirety as follows:

“1.99 “Revolving Loan Limit” shall mean, at any time, the amount equal to Twenty Million ($20,000,000) Dollars.”

1.4 Interpretation. All capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement unless otherwise defined herein.

SECTION 2. Amendment to Loan Agreement.

2.1 Section 3.2(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) Borrowers shall pay to Agent for the ratable benefit of Lenders monthly an unused line fee at a rate equal to the percentage (on a per annum basis) set forth below calculated upon the amount by which (i) the Revolving Loan Limit exceeds (ii) the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any Obligations are outstanding. Such fee shall be payable on the first day of each month in arrears. The percentage used for determining the unused line fee shall be three-eighths percent (.375%).”

2.2 Section 9.17 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“9.17 Debt Service Coverage Ratio. Commencing with the fiscal quarter ending December 31, 2006 and as of the end of each fiscal quarter thereafter, the Debt Service Coverage Ratio for Borrower (calculated on a rolling four (4) quarter basis) shall not be less than 1.2:1.0, provided, that, Debt Service Coverage Ratio will only be tested if (a) Excess Availability falls below Two Million ($2,000,000) Dollars at any time, or (b) an Event of Default has occurred and is continuing.”

2.3 Section 13.1(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the earlier of (i) October 31, 2008 and (ii) the maturity of the Senior Subordinated Notes, unless sooner terminated pursuant to the terms hereof. Borrower may terminate this Agreement at any time upon sixty (60) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default. Upon the effective date of termination of the Financing Agreements, Borrower shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrower and at Borrower’s expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment. The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred ten percent (110%) of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Miami, Florida time.”

2.4 Section 13.1(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(c) If for any reason this Agreement is terminated prior to October 31, 2008, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Lender’s lost profits as a result thereof, Borrower agrees to pay to Agent for itself and the ratable benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to 0.5% of the Maximum Credit.

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to Borrower permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.”

2.5 In addition to the financial information required to be delivered pursuant to Section 9.6 of the Loan Agreement, Borrower shall furnish or cause to be furnished to the Agent, as soon as available, but in no event later than five days from the date hereof for the 13 week period commencing January 1, 2007 (the “Initial Weekly Projections”) and shall furnish or cause to be furnished on the first day of each calendar month thereafter, projected statements of cash flow and Excess Availability and a projected Borrowing Base (collectively, all of the foregoing being referred to herein as the “Weekly Projections”), all in form and substance satisfactory to Agent, together with such supporting information as Agent may request in good faith. All of the Weekly Projections shall be prepared on a weekly basis for the applicable thirteen (13) week period. The Weekly Projections shall represent the reasonable estimate of the Borrower of the future financial performance of the Borrower for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which the Borrower believes are fair and reasonable as of the date of preparation, in light of then current and reasonably foreseeable business conditions.

SECTION 3. CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT

The effectiveness of this Amendment shall be conditioned upon the satisfaction of each of the following conditions precedent:

3.1 Agent shall have received each of the following, in form and substance satisfactory to Agent:

(a) an original of this Amendment duly authorized, executed and delivered by Borrower;

(b) receipt of an updated appraisal of the Borrower’s Equipment in form, scope and methodology acceptable to Agent;

(c) Borrower shall have paid to Agent and Lenders all legal and professional fees and expenses incurred by Agent and Lenders in connection with the negotiation, preparation and execution of this Amendment and the related transactions contemplated hereby; and

(d) the payment of the Fee as set forth in Section 4.2 below.

3.2 As of the date hereof and after giving effect to the provisions of this Amendment, no Default or Event of Default shall exist or have occurred and be continuing.

SECTION 4. PROVISIONS OF GENERAL APPLICATION

4.1 Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control.

4.2 Fee. In consideration of the amendments and agreements set forth herein, Borrower shall pay to Agent a fee in the amount of $50,000 which fee is in addition to all other fees payable under the Loan Agreement, shall be fully earned as of the date hereof, shall constitute part of the Obligations and shall be payable on February 1, 2007. Agent, at its option, may charge the fee to any account of Borrower maintained by Agent.

4.3 Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment.

4.4 Merger. This Amendment and the documents executed in connection herewith represent the entire expression of the agreement of Borrower, Agent and Lenders regarding the matters set forth herein. No modification, rescission, waiver, release or amendment of any provision of this Amendment shall be made, except by a written agreement signed by Borrower and a duly authorized officer of Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders.

4.5 Governing Law. The validity, interpretation and enforcement of this Amendment whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Florida but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Florida.

4.6 Binding Effect; No Third Party Beneficiaries. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. This Amendment is solely for the benefit of each of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Amendment.

4.7 Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and the other documents, and no investigation by Agent or any Lender or any closing shall affect the representations and warranties or the right of Agent and Lenders to rely upon them.

4.8 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

4.9 Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment as to such party or any other party.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Loan and Security Agreement to be duly executed and delivered by their authorized officers as of the day and year first above written.

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent

By:	/s/ Steven M. Cole
Title:	Managing Director
Date:	1/8/2007

REPTRON ELECTRONICS, INC.

By:	/s/ Paul J. Plante
Title:	President & Chief Executive Officer
Date:	1/4/2007